Exhibit 99.1

Century Aluminum Company Names President and CEO Michael Bless to Board of Directors

MONTEREY, CA -- (Marketwire) -- 12/06/12 -- Century Aluminum Company (NASDAQ: CENX) announced today that President and Chief Executive Officer Michael A. Bless was elected to the Company's board of directors.

Mr. Bless joined Century in January 2006 as its Chief Financial Officer. In February 2012, he was elected as the Company's President and Chief Executive Officer by the board of directors. Prior to joining Century, Mr. Bless served as the Chief Financial Officer of Rockwell Automation, Inc. and was an investment banker at Dillon, Read & Co. Mr. Bless is a 1987 graduate of Princeton University.

“In his more than six years with the Company, Mike has achieved a great deal and proven himself as an excellent leader,” said Century Chairman of the Board Terence Wilkinson. “We look forward to working further with him to continue to enhance Century's position in the global aluminum industry.”

About Century Aluminum
Century Aluminum Company supplies standard-grade, high-purity and value-added primary aluminum products to diverse downstream manufacturing customers in the aerospace, automotive and energy industries. The Company owns primary aluminum capacity in the U.S. and Iceland. Century's corporate offices are located in Monterey, Calif. Visit www.centuryaluminum.com for more information.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Contacts:
Lindsey Berryhill
(media)
831-642-9364

Shelly Harrison
(investors)
831-642-9357